Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.
Registration Statement (Form S-8 No. 333-38100) pertaining to the Ennis, Inc. 401(k) Plan,
2.
Registration Statement (Form S-8 No. 333-44624) pertaining to the Ennis, Inc. 401(k) Plan,
3.
Registration Statement (Form S-8 No. 333-175261) pertaining to the Long-Term Incentive Plan of Ennis, Inc., and
4.
Registration Statement (Form S-8 No. 333-260034) pertaining to the Long-Term Incentive Plan of Ennis, Inc.;

of our reports dated May 12, 2023, with respect to the consolidated financial statements of Ennis, Inc. as of February 28, 2023 and the fiscal year then ended and the effectiveness of internal control over financial reporting of Ennis, Inc. as of February 28, 2023 included in this Annual Report (Form 10-K) of Ennis, Inc. for the year ended February 28, 2023.

/s/ CohnReznick LLP

Dallas, Texas

May 12, 2023